EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-53457) pertaining to the 1994 Long Term Incentive Plan and Employees Savings Plan and the Registration Statement (Form S-8 No. 33-57847) pertaining to the Employees Supplemental Savings Plan of Crown Central Petroleum Corporation and Subsidiaries of our report dated February 25, 1999, except for Note C, as to which the date is March 29, 1999, with respect to the consolidated financial statements of Crown Central Petroleum Corporation and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 1998.






                                                       /s/ - - ERNST & YOUNG LLP

Baltimore, Maryland
March 29, 1999


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